Exhibit 99.1

Media contact: Stephanie Hoff, Director of Corporate Communications, (218) 739-8535 or (218) 205-6179

Investor contact: Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: March 17, 2020

Otter Tail Corporation activates plan to address COVID-19

Fergus Falls, MN – Otter Tail Corporation (the Company) has activated a company-wide plan to address potential implications of the COVID-19 pandemic.

“Otter Tail Corporation is supporting all the locations we serve with collective efforts to mitigate the spread of COVID-19,” said Otter Tail Corporation President and CEO, Chuck MacFarlane. “Our business continuity and pandemic plans put the health and safety of our employees at the forefront and are designed to help ensure continued electric reliability and operational excellence across our operating companies.”

Based on recommendations from the Centers for Disease Control and Prevention (CDC) and regional health organizations, the Company is working to slow the spread of the virus. Actions include, but are not limited to:

●	Encouraging employees to exercise social distancing in all situations.
●	Increasing sanitization efforts across all operating companies.
●	Activating internal preparedness teams across all operating companies.
●	Shifting in-person meetings to technology-based meetings.
●	Encouraging employees to conduct work from home where possible.
●	Requiring sick employees to stay home.
●	Eliminating non-essential work travel, including between operating companies.
●	Eliminating non-essential visitors into Otter Tail Corporation and operating company facilities.
●	Requiring employees to self-quarantine if they have been out of the country, on a cruise, or near a United States hot spot.
●	Maintaining appropriate staffing for all critical business functions and remaining open and available to serve customers.

“We will remain diligent in our precautionary health and safety efforts,” said MacFarlane. “To date, COVID-19 has not had a material impact on Otter Tail Corporation. However, we cannot predict whether COVID-19 will have a material impact on the financial condition of, or results of operations for, Otter Tail Corporation.”

About the Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and manufacturing businesses. Otter Tail Corporation stock trades on the Nasdaq Global Select Market under the symbol OTTR. The latest investor and corporate information are available at www.ottertail.com. Corporate offices are in Fergus Falls, Minnesota, and Fargo, North Dakota.